UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2013

PremierWest Bancorp

(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	000-50332 (Commission File Number)	93 - 1282171 (IRS Employer Identification No.)

503 Airport Road, Medford, Oregon 97504 Address of Principal Executive Office

Registrant's telephone number including area code	541-618-6003

(Former name or former address, if changed since last report)

Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a) On March 13, 2013, PremierWest Bancorp (“PremierWest”) continued a special meeting of shareholders. PremierWest adjourned the special meeting held on February 19, 2013, to solicit additional proxies to approve the merger agreement as described below.

(b) At the continuation of the special meeting, shareholders voted on the following matters, with the votes as set forth below:

1. Proposal to approve the Agreement and Plan of Merger, dated October 29, 2012, among PremierWest, Starbuck Bancshares, Inc. (“Starbuck”), and Pearl Merger Sub Corp., a wholly owned subsidiary of Starbuck (“Pearl Merger Sub”), pursuant to which PremierWest will merge with and into Pearl Merger Sub, with Pearl Merger Sub as the surviving entity:

VOTES FOR	4,939,266
VOTES AGAINST	3,254,316
ABSTENTIONS	36,519
BROKER NON-VOTES	0

The merger proposal requires approval of a majority of the shares of common stock of PremierWest outstanding as of the record date. As of the record date, 10,034,741 shares of common stock were issued and outstanding and entitled to vote at the special meeting. There were not sufficient votes at the time of the special meeting to approve the merger proposal. As indicated below, shareholders approved adjournment of the special meeting to solicit additional proxies to approve the merger agreement and the special meeting adjourned to 9:00 a.m. on March 28, 2013, at PremierWest’s corporate headquarters, 503 Airport Road, Medford Oregon.

2. Proposal to approve the special meeting’s adjournment, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

VOTES FOR	4,963,640
VOTES AGAINST	3,180,207
ABSTENTIONS	86,254
BROKER NON-VOTES	0

Shareholders approved the adjournment proposal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2013	PREMIERWEST BANCORP (Registrant) By: /s/ Doug Biddle Doug Biddle Executive Vice President and Chief Financial Officer